Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TubeMogul, Inc.

We consent to the incorporation by reference in the registration statement on Form S‑8 (No. 333‑197499) of TubeMogul, Inc. of our report dated March 31, 2015, with respect to the consolidated balance sheets of TubeMogul, Inc. and subsidiaries as of December 31, 2013 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014.

/s/ KPMG LLP

San Francisco, California

March 31, 2015